Exhibit (d)(2)

THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO TASKER PRODUCTS CORP. THAT SUCH REGISTRATION IS NOT REQUIRED.

Principal Amount: $___________                  Issue Date: December ___, 2007

SECURED CONVERTIBLE NOTE

FOR VALUE RECEIVED, TASKER PRODUCTS CORP., a Delaware corporation (hereinafter called "Borrower"), hereby promises to pay to ______________________________________, ____________________________________________________________________ (the "Holder") or order, without demand, the sum of ______________________________________________ Dollars ($__________), with simple and unpaid interest thereon, on December ____, 2010 (the "Maturity Date"), if not paid sooner.

ARTICLE I

GENERAL PROVISIONS

               1.1 Payment Grace Period. The Borrower shall have a ten (10) business day grace period to pay any monetary amounts due under this Note, after which grace period and during the pendency of an Event of Default (as defined in Article III) a default interest rate of eighteen percent (18%) per annum shall apply to the amounts owed hereunder.

1.2.  Interest Rate. Simple interest payable on this Note shall accrue at the annual rate of six percent (6%). Interest will be payable on December 31, 2007 and on the last business day of each calendar quarter thereafter and on the Maturity Date, accelerated or otherwise, when the principal and remaining accrued but unpaid interest shall be due and payable, or sooner as described below. Interest will be payable in cash, or at the election of the Holder, provided an Event of Default or an event which with the passage of time or the giving of notice could become an Event of Default, is not pending, by the Borrower’s delivery of a Note in the principal amount of such interest payment (“Interest Note”), which Note shall be identical to this Note, including the maturity date, except that interest on such Interest Note must be paid in cash.

1.3. Conversion Privileges. The Conversion Privileges set forth in Article II shall remain in full force and effect immediately from the date hereof and until the Note is paid in full regardless of the occurrence of an Event of Default. The Note shall be payable in full on the Maturity Date, unless previously converted into Common Stock in accordance with Article II hereof.

1.4 Mandatory Redemption. In the event (i) the Borrower is prohibited from issuing shares of Common Stock upon the conversion of this Note, (ii) upon the occurrence of any other Event of Default that continues for more than twenty (20) business days, (iii) a Change in Control (as defined below), or (iv) the liquidation, dissolution or winding up of the Borrower, then at the Holder's election, the Borrower shall pay to the Holder ten (10) business days after request by the Holder, a sum of money determined by multiplying the portion of the outstanding principal amount of this Note designated by the Holder by 110% (the “Redemption Premium”) together with all accrued interest, liquidated damages and any other sum payable to the Holders pursuant to this Note (the "Mandatory Redemption Payment"). The Mandatory Redemption Payment must be received by the Holder on the same date as the shares of Common Stock otherwise deliverable or within ten (10) business days after request, whichever is sooner ("Mandatory Redemption Payment Date"). Upon receipt of the Mandatory Redemption Payment, the corresponding principal and interest hereof will be deemed paid and no longer outstanding. Liquidated damages that have been paid or accrued for the ten day period prior to the actual receipt of the Mandatory Redemption Payment by the holder shall be credited against the Mandatory Redemption Payment. “Change in Control” shall mean (x) the Borrower no longer having a class of shares publicly traded or listed on a Principal Market, (y) the Borrower becoming a subsidiary of another entity (other than a corporation formed by the Borrower for purposes of reincorporation in another U.S. jurisdiction), and (z) the sale, lease or transfer of substantially all of the Borrower’s assets. The Redemption Premium shall be 150% in connection with a Change in Control described in clauses (y) and (z) of the preceding sentence. “Principal Market” shall mean any of the American Stock Exchange, Nasdaq Capital Market, Nasdaq Global Market, Nasdaq Global Select Market, OTC Bulletin Board, or New York Stock Exchange, whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock.

ARTICLE II

CONVERSION RIGHTS

The Holder shall have the right to convert the principal due under this Note into Shares of the Borrower's Common Stock, $0.001 par value per share (“Common Stock”), as set forth below.

2.1. Conversion into the Borrower's Common Stock.

(a) The Holder shall have the right from and after the Issue Date of this Note and then at any time until this Note is fully paid, to convert any outstanding and unpaid principal portion of this Note, and accrued interest if any, at the election of the Holder (the date of giving of such notice of conversion being a "Conversion Date") into fully paid and nonassessable shares of Common Stock as such stock exists on the date of issuance of this Note, or any shares of capital stock of Borrower into which such Common Stock shall hereafter be changed or reclassified, at the conversion price as defined in Section 2.1(b) hereof (the "Conversion Price"), determined as provided herein. Upon delivery to the Borrower of a completed Notice of Conversion, a form of which is annexed hereto, Borrower shall issue and deliver to the Holder within three (3) business days after the Conversion Date (such third day being the “Delivery Date”) that number of shares of Common Stock for the portion of the Note converted in accordance with the foregoing. At the election of the Holder, the Borrower will deliver accrued but unpaid interest on the Note in the manner provided in Section 1.3 through the Conversion Date directly to the Holder on or before the Delivery Date. The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal of the Note and interest to be converted, by the Conversion Price.

(b)  Subject to adjustment as provided in Section 2.1(c) hereof, the Conversion Price per share shall be $0.09.

(c)  The Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 2.1(a), shall be subject to adjustment from time to time upon the happening of certain events while this Note remains outstanding, as follows:

A. Merger, Sale of Assets, etc. If the Borrower at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other corporation, this Note, as to the unpaid principal portion hereof and accrued interest hereon, shall thereafter be deemed to evidence the right to purchase such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance. The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such consolidation, merger, sale or conveyance.

B. Reclassification, etc. If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes that may be issued or outstanding, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

C. Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

D. Share Issuance. So long as this Note is outstanding, if the Borrower shall issue or agree to issue any shares of Common Stock except for the Excepted Issuances for a consideration less than the Conversion Price in effect at the time of such issue, then, and thereafter successively upon each such issue, the Conversion Price shall be reduced to such other lower issue price. For purposes of this adjustment, the issuance of any security carrying the right to convert such security into shares of Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Conversion Price upon the issuance of the above-described security and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Conversion Price. The reduction of the Conversion Price described in this paragraph is in addition to other rights of the Holder described in this Note. “Excepted Issuances” means any proposed sale by the Borrower of its Common Stock or other securities or equity linked debt obligations, except in connection with (i) full or partial consideration in connection with a strategic merger, acquisition, consolidation or purchase of substantially all of the securities or assets of corporation or other entity which holders of such securities or debt are not at any time granted registration rights, (ii) the Borrower’s issuance of securities in connection with strategic license agreements and other partnering arrangements so long as such issuances are not for the purpose of raising capital and which holders of such securities or debt are not at any time granted registration rights, (iii) the Borrower’s issuance of Common Stock or the issuances or grants of options to purchase Common Stock to employees, directors, and consultants, pursuant to plans described on Schedule A, (iv) as a result of the exercise of the Warrants or conversion of the Notes, (v) an underwritten public offering in connection with not less than $10,000,000 of gross proceeds of such public offering and (vi) as otherwise described on Schedule A.

(d) Whenever the Conversion Price is adjusted pursuant to Section 2.1(c) above, the Borrower shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.

(e) Borrower will reserve from its authorized and unissued Common Stock the number of shares of Common Stock required to satisfy in full its obligations under this Note. Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

2.2 Method of Conversion. This Note may be converted by the Holder in whole or in part as described in Section 2.1(a) hereof. Upon partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Note and interest which shall not have been converted or paid.

2.3  Mandatory Conversion. Provided an Event of Default or an event which with the passage of time or giving of notice could become an Event of Default has not occurred, unless such Event of Default has been cured not less than twenty (20) days prior to the delivery of written notice by Borrower as hereinafter described, then, the Borrower will have the option by written notice to the Holder (“Notice of Mandatory Conversion”) of compelling the Holder to convert all or a portion of the outstanding and unpaid principal of the Note and accrued interest, thereon, into Common Stock at the Conversion Price then in affect (“Mandatory Conversion”). The Notice of Mandatory Conversion, which notice must be given on the first day following thirty (30) consecutive trading days (“Lookback Period”) during which the closing price for the Common Stock as reported by Bloomberg, LP for the Principal Market shall be greater than two hundred percent (200%) of the Conversion Price each such trading day and during which thirty (30) trading days, the average price/volume (i.e. shares traded multiplied by trade price) as reported by Bloomberg LP for the Principal Market is greater than $300,000. The date the Notice of Mandatory Conversion is given is the “Mandatory Conversion Date.” The Notice of Mandatory Conversion shall specify the aggregate principal amount of the Note which is subject to Mandatory Conversion. Mandatory Conversion Notices must be given proportionately to all Holders of Notes who received Notes similar in term and tenure as this Note. The Borrower shall reduce the amount of Note principal and interest subject to a Notice of Mandatory Conversion by the amount of Note Principal and interest for which the Holder had delivered a Notice of Conversion to the Borrower during the twenty (20) trading days preceding the Mandatory Conversion Date. Each Mandatory Conversion Date shall be a deemed Conversion Date and the Borrower will be required to deliver the Common Stock issuable pursuant to a Mandatory Conversion Notice in the same manner and time period as described in Section 2.2 above. A Notice of Mandatory Conversion may be given only in connection with an amount of Common Stock which would not cause a Holder to exceed the 4.99% (or if increased, 9.99%) beneficial ownership limitation set forth in Section 2.4 of this Note. A Notice of Mandatory Conversion may be given only in connection with Common Stock that has been included for resale in an effective Registration Statement during the entire Lookback Period and the Mandatory Conversion Date.

2.4 Maximum Conversion. The Holder shall not be entitled to convert on a Conversion Date that amount of the Note in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on a Conversion Date and (ii) the number of shares of Common Stock issuable upon the conversion of the Note with respect to which the determination of this provision is being made on a Conversion Date, which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Borrower on such Conversion Date. For the purposes of the provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. Subject to the foregoing, the Holder shall not be limited to aggregate conversions of only 4.99% and aggregate conversion by the Holder may exceed 4.99%. The Holder shall have the authority and obligation to determine whether the restriction contained in this Section 2.4 will limit any conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the Notes are convertible shall be the responsibility and obligation of the Holder. The Holder may increase the permitted beneficial ownership amount up to 9.99% upon and effective after 61 days prior written notice to the Borrower. The Holder may allocate which of the equity of the Borrower deemed beneficially owned by the Holder shall be included in the 4.99% amount described above and which shall be allocated to the excess above 4.99%.

2.5 Buy-In. In addition to any other rights available to the Holder, if the Borrower fails to deliver to the Holder such shares issuable upon conversion of a Note by the Delivery Date and if after six (6) business days after the Delivery Date the Holder or a broker on the Holder’s behalf purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Common Stock which the Holder was entitled to receive upon such conversion (a "Buy-In"), then the Borrower shall pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) the amount by which (A) the Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate principal and/or interest amount of the Note for which such conversion was not timely honored together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). For example, if the Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of $10,000 of note principal and/or interest, the Borrower shall be required to pay the Holder $1,000 plus interest. The Holder shall provide the Borrower written notice and evidence indicating the amounts payable to the Holder in respect of the Buy-In.

ARTICLE III

EVENT OF DEFAULT

The occurrence of any of the following events of default ("Event of Default") shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

3.1 Failure to Pay Principal or Interest. The Borrower fails to pay any installment of principal, interest or other sum due under this Note when due and such failure continues for a period of ten (10) business days after the due date. The ten (10) day period described in this Section 3.1 is the same ten (10)) business day period described in Section 1.1 hereof.

3.2 Breach of Covenant. The Borrower breaches any material covenant or other material term or condition of this Note in any material respect and such breach, if subject to cure, continues for a period of fifteen (15) business days after written notice to the Borrower from the Holder.

3.3 Breach of Representations and Warranties. Any material representation or warranty of the Borrower made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith shall be false or misleading in any material respect as of the date made.

3.4 Receiver or Trustee. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed without the consent of the Borrower is not dismissed within sixty (60) days of appointment.

3.5 Judgments. Any money judgment, writ or similar final process shall be entered or filed against Borrower or any of its property or other assets for more than $250,000, and shall remain unpaid, unvacated, unbonded or unstayed for a period of forty-five (45) days.

3.6 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower and if instituted against Borrower are not dismissed within sixty (60) days of initiation.

3.7 Delisting. Failure of the Common Stock to be listed for trading or quotation on a Principal Market (which includes the Bulletin Board) for five or more consecutive trading days.

3.8 Non-Payment. A default by the Borrower under any one or more obligations in an aggregate monetary amount in excess of $250,000 for more than thirty days after the due date, unless the Borrower is contesting the validity of such obligation in good faith and has segregated cash funds equal to not less than one-half of the disputed amount.

3.9 Stop Trade. An SEC or judicial stop trade order or Principal Market trading suspension that lasts for ten or more consecutive trading days.

3.10 Failure to Deliver Common Stock or Replacement Note. Borrower's failure to deliver Common Stock to the Holder pursuant to and in the form required by this Note, or, if required, a replacement Note more than seven (7) Business Days after the required delivery date of such Common Stock or Note.

3.11 Non-Registration Event. The occurrence of a Non-Registration Event which in connection with a Filing Date exists for at least thirty (30) days or which in connection with an Effective Date exists for at least one hundred and fifty (150) days.

3.12 Reservation Default. Failure by the Borrower to have reserved for issuance upon conversion of the Note the amount of Common Stock as set forth in this Note.

3.13 Cross Default. A default by the Borrower of a material term, covenant, warranty or undertaking of any other agreement to which the Borrower and Holder are parties, or the occurrence of a material event of default under any such other agreement which is not cured after any required notice and/or cure period.

ARTICLE IV

SECURITY INTEREST

This Note is secured by a security interest granted to the Collateral Agent for the benefit of the Holder pursuant to a Security Agreement, as delivered by Borrower to Holder. The Borrower acknowledges and agrees that should a proceeding under any bankruptcy or insolvency law be commenced by or against the Borrower, or if any of the Collateral (as defined in the Security Agreement) should become the subject of any bankruptcy or insolvency proceeding, then the Holder should be entitled to, among other relief to which the Holder may be entitled under this Note and any other agreement to which the Borrower and Holder are parties (collectively, "Loan Documents") and/or applicable law, an order from the court granting immediate relief from the automatic stay pursuant to 11 U.S.C. Section 362 to permit the Holder to exercise all of its rights and remedies pursuant to the Loan Documents and/or applicable law. THE BORROWER EXPRESSLY WAIVES THE BENEFIT OF THE AUTOMATIC STAY IMPOSED BY 11 U.S.C. SECTION 362. FURTHERMORE, THE BORROWER EXPRESSLY ACKNOWLEDGES AND AGREES THAT NEITHER 11 U.S.C. SECTION 362 NOR ANY OTHER SECTION OF THE BANKRUPTCY CODE OR OTHER STATUTE OR RULE (INCLUDING, WITHOUT LIMITATION, 11 U.S.C. SECTION 105) SHALL STAY, INTERDICT, CONDITION, REDUCE OR INHIBIT IN ANY WAY THE ABILITY OF THE HOLDER TO ENFORCE ANY OF ITS RIGHTS AND REMEDIES UNDER THE LOAN DOCUMENTS AND/OR APPLICABLE LAW. The Borrower hereby consents to any motion for relief from stay that may be filed by the Holder in any bankruptcy or insolvency proceeding initiated by or against the Borrower and, further, agrees not to file any opposition to any motion for relief from stay filed by the Holder. The Borrower represents, acknowledges and agrees that this provision is a specific and material aspect of the Loan Documents, and that the Holder would not agree to the terms of the Loan Documents if this waiver were not a part of this Note. The Borrower further represents, acknowledges and agrees that this waiver is knowingly, intelligently and voluntarily made, that neither the Holder nor any person acting on behalf of the Holder has made any representations to induce this waiver, that the Borrower has been represented (or has had the opportunity to he represented) in the signing of this Note and the Loan Documents and in the making of this waiver by independent legal counsel selected by the Borrower and that the Borrower has discussed this waiver with counsel.

ARTICLE V

COVENANTS

For so long as this Note is outstanding, without the consent of a Majority in Interest of the Holders, the Borrower will not and will not permit any of its Subsidiaries to directly, or indirectly:

5.1  Limitation on Liens and Incurrence of Debt. Create, incur, assume or suffer to exist any pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, security title, mortgage, security deed or deed of trust, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Uniform Commercial Code or comparable law of any jurisdiction) (each, a “Lien”) upon any of its property, whether now owned or hereafter acquired except for: (A) the Excepted Issuances, (B) (a) Liens imposed by law for taxes that are not yet due or are being contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles; (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith and by appropriate proceedings; (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (e) Liens created with respect to the financing of the purchase of new property in the ordinary course of our business up to the amount of the purchase price of such property; and (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property (each of (a) through (f), a “Permitted Lien”) and (C) indebtedness for borrowed money which is not senior or pari passu in right of payment to the payment of this Note or distribution of any assets of the Borrower or such Subsidiary.

5.2 Certain Amendments. Except for an increase in the authorized Common Stock of the Borrower or the filing of a certificate of designations with respect to any preferred stock of the Borrower or in connection with a reverse stock split as approved by the stockholders of the Borrower at its 2007 Annual Meeting, amend its certificate of incorporation, bylaws or its charter documents so as to materially and adversely affect any rights of any holder.

5.3 Certain Payments. Repay, repurchase or offer to repay, repurchase or otherwise acquire or make any dividend or distribution in respect of any of Common Stock, preferred stock, or other equity securities of the Borrower other than to the extent permitted or required hereunder.

5.4 Related Party Transactions. Engage in any transactions with any of its officers, directors, employees or affiliates, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrower, any entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $100,000 other than (i) for payment of salary or consulting fees for services rendered or applicable placement agency fees, (ii) reimbursement for expenses incurred on our behalf, and (iii) for other employee benefits, including stock option agreements under any stock option plan of the Borrower.

5.5 Repayment of Debt. Except for any of the Borrower’s secured convertible bridge notes issued in certain private placement transactions between December 2006 and May 2007 that remain outstanding, prepay or redeem any financing related debt or past due obligations outstanding as of the issue date of the Notes.

“Subsidiary” means, with respect to any entity at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity of which more than 30% of (i) the outstanding capital stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such entity, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such entity.

“Majority in Interest” mean Holders who hold not less than fifty-one percent (51%) of the outstanding principal amount of the Notes.

ARTICLE VI

REGISTRATION RIGHTS

6.1. Registration Rights. Subject to receipt of the written consent of the holders of at least 51% of the total shares of Common Stock issuable upon conversion of the outstanding notes under the Borrower’s Subscription Agreements dated as of September 28, 2007, the Borrower hereby grants the following registration rights to holder of this Note:

(i) On one occasion, for a period commencing one hundred and twenty-one (121) days after the Issue Date, but not later than two years after the Issue Date, upon a written request therefor from any record holder or holders of more than 50% of the shares of Common Stock issued and issuable upon conversion of the outstanding 6% Secured Convertible Notes due December __, 2010 (the “Notes”) and exercise of the Common Stock Purchase Warrants (the “New Warrants”) issued concurrently to the Holders of the Notes on the Issue Date, the Borrower shall prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement under the Securities Act of 1933, as amended (the “1933 Act”) registering the Registrable Securities, as defined in Section 6.1(iv) hereof, which are the subject of such request for unrestricted public resale by the holder thereof. For purposes of Sections 6.1(i) and 6.1(ii), Registrable Securities shall not include securities which (A) are registered for resale in an effective registration statement, (B) are included for registration in a pending registration statement, (C) have been issued without further transfer restrictions after a sale or transfer pursuant to Rule 144 under the 1933 Act, or (D) are not yet required to be included in a Registration Statement. Upon the receipt of such request, the Borrower shall promptly give written notice to all other record holders of the Registrable Securities that such registration statement is to be filed and shall include in such registration statement Registrable Securities for which it has received written requests within ten days after the Borrower gives such written notice. Such other requesting record holders shall be deemed to have exercised their demand registration right under this Section 6.1(i).

(ii) If the Borrower at any time proposes to register any of its securities under the 1933 Act for sale to the public, whether for its own account or for the account of other security holders or both, except in connection with (i) the registration statements of the Borrower (File Nos. 333-128287, 333-133549, 333-115514, 333-119065, 333-121052, 333-122383 and 333-147265) on file with the SEC, (ii) registration for resale of issuances pursuant to a private offering in connection with not less than $3,000,000 of gross proceeds of such private offering or (iii) with respect to registration statements on Forms S-4, S-8 or another form not available for registering the Registrable Securities for sale to the public, provided the Registrable Securities are not otherwise registered for resale by the Holder pursuant to an effective registration statement, each such time it will give at least five (5) days' prior written notice to the record holder of the Registrable Securities of its intention so to do. Upon the written request of the Holder, received by the Borrower within ten (10) days after the giving of any such notice by the Borrower, to register any of the Registrable Securities not previously registered, the Borrower will cause such Registrable Securities as to which registration shall have been so requested to be included with the securities to be covered by the registration statement proposed to be filed by the Borrower, all to the extent required to permit the sale or other disposition of the Registrable Securities so registered by the holder of such Registrable Securities (the “Seller” or “Sellers”). In the event that any registration pursuant to this Section 6.1(ii) shall be, in whole or in part, an underwritten public offering of common stock of the Borrower, the number of shares of Registrable Securities to be included in such an underwriting may be reduced by the managing underwriter if and to the extent that the Borrower and the underwriter shall reasonably be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by the Borrower therein; provided, however, that the Borrower shall notify the Seller in writing of any such reduction. Notwithstanding the foregoing provisions, or Section 6.4 hereof, the Borrower may withdraw or delay or suffer a delay of any registration statement referred to in this Section 6.1(ii) without thereby incurring any liability to the Seller.

(iii) If, at the time any written request for registration is received by the Borrower pursuant to Section 6.1(i), the Borrower has determined to proceed with the actual preparation and filing of a registration statement under the 1933 Act in connection with the proposed offer and sale for cash of any of its securities for the Borrower's own account and the Borrower actually does file such other registration statement, such written request shall be deemed to have been given pursuant to Section 6.1(ii) rather than Section 6.1(i), and the rights of the holders of Registrable Securities covered by such written request shall be governed by Section 6.1(ii).

(iv) The Borrower shall file with the SEC a Form S-3 registration statement (the “Registration Statement”) (or such other form that it is eligible to use) in order to register the Registrable Securities for resale and distribution under the 1933 Act within sixty (60) calendar days after the Issue Date (the “Filing Date”), and cause the Registration Statement to be declared effective not later than one hundred and twenty (120) calendar days after the Issue Date (the “Effective Date”). The Borrower will register not less than a number of shares of Common Stock in the aforedescribed registration statement that is equal to 100% of the shares of Common Stock issued and issuable upon conversion of all of the Notes and exercise of the New Warrants together with a number of shares of Common Stock equal to 100% of the shares of Common Stock issued and issuable upon exercise of the Borrower’s outstanding Common Stock Purchase Warrants issued between December 1, 2006 and June 4, 2007 with initial exercise prices of $0.09 (the “9 Cent Warrants”) and $0.20 per share (the “20 Cent Warrants” and, together with the New Warrants and the 9 Cent Warrants, the “Warrants”). Such shares of Common Stock issued and issuable in connection with the conversion or exercise, as applicable, of the Notes and Warrants are collectively referred to herein as the “Registrable Securities”. The Registrable Securities shall be reserved and set aside exclusively for the benefit of each Holder and holder of Warrants, pro rata, and not issued, employed or reserved for anyone other than each such Holder and Warrant holder. The Registration Statement will immediately be amended or additional registration statements will be immediately filed by the Borrower as necessary to register additional shares of Common Stock to allow the public resale of all Common Stock included in and issuable by virtue of the Registrable Securities. Except with the written consent of a Majority in Interest, no securities of the Borrower other than the Registrable Securities will be included in the Registration Statement. It shall be deemed a Non-Registration Event if at any time after the date the Registration Statement registering the Initial Registrable Securities (as defined in Section 6.1(v)) is declared effective by the SEC (“Actual Effective Date”) the Borrower has registered for unrestricted resale on behalf of the holders of Notes and Warrants for thirty or more consecutive days less than the amount of Common Shares required to be registered as described in this Section 6.

(v) The amount of Registrable Securities required to be included in the initial Registration Statement as described in Section 6.1(iv) (“Initial Registrable Securities”) shall be not less than 100% of the maximum amount of Common Stock which may be included in a Registration Statement without exceeding registration limitations imposed by the SEC pursuant to Rule 415 of the 1933 Act (the “Rule 415 Amount”). In the event that less than all of the Registrable Securities are included in the Registration Statement as a result of the limitation described in this Section 6.1(v), then the Borrower will file additional Registration Statements each registering the Rule 415 Amount (each such Registration Statement a “Subsequent Registration Statement”), seriatim, until all of the Initial Registrable Securities have been registered. The Filing Date and Effective Date of each such additional Registration Statement shall be, respectively, thirty (30) and ninety (90) days after the first day such Subsequent Registration Statement may be filed without objection by the SEC based on Rule 415 of the 1933 Act.

(vi) Unless otherwise instructed in writing by a holder of Registrable Securities and only if the initial Registration Statement does not include all of the Registrable Securities, the Registrable Securities will be registered on behalf of each such holder in the Registration Statements based on Common Stock issuable upon conversion or exercise of Notes and Warrants, in the following order and priority:

(A) Notes

(B) Warrants

(vii) Priority shall be given to Common Stock issuable upon conversion of actual outstanding Notes ahead of shares of Common Stock issuable upon exercise of Warrants. The foregoing notwithstanding, Registrable Securities shall be allocated and registered pro rata among the holders of Notes and Warrants based upon their holdings thereof.

6.2. Registration Procedures. If and whenever the Borrower is required by the provisions of Section 6.1(i) or 6.1(ii) to effect the registration of any Registrable Securities under the 1933 Act, the Borrower will, as expeditiously as possible:

(a) subject to the timelines provided herein, prepare and file with the SEC a registration statement required by Section 6 hereof with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby (determined as herein provided), promptly provide to the holders of the Registrable Securities copies of all filings and SEC letters of comment and notify such holders (by telecopier and by e-mail addresses provided by such holders) on or before the first business day thereafter that the Borrower receives notice that (i) the SEC has no comments or no further comments on the Registration Statement, and (ii) the registration statement has been declared effective (failure to timely provide notice as required by this Section 6.2(a) shall be a material breach of the Borrower’s obligation and an Event of Default and a Non-Registration Event as defined in Section 6.4;

(b) prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective until such Registration Statement has been effective for a period of two (2) years, and comply with the provisions of the 1933 Act with respect to the disposition of all of the Registrable Securities covered by such Registration Statement in accordance with the Sellers’ intended method of disposition set forth in such Registration Statement for such period;

(c) furnish to the Sellers, at the Borrower’s expense, such number of copies of the Registration Statement and the prospectus included therein (including each preliminary prospectus) as such persons reasonably may request in order to facilitate the public sale or their disposition of the securities covered by such Registration Statement or make them electronically available;

(d) use its commercially reasonable best efforts to register or qualify the Registrable Securities covered by such Registration Statement under the securities or “blue sky” laws of New York and such jurisdictions as the Sellers shall request in writing, provided, however, that the Borrower shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction;

(e) if applicable, list the Registrable Securities covered by such Registration Statement with any securities exchange on which the Common Stock of the Borrower is then listed;

(f) notify the Holder within twenty-four hours of the Borrower’s becoming aware that a prospectus relating thereto is required to be delivered under the 1933 Act, of the happening of any event of which the Borrower has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing or which becomes subject to an SEC, state or other governmental order suspending the effectiveness of the registration statement covering any of the Registrable Securities;

(g) provided same would not be in violation of the provision of the SEC’s Regulation FD, make available for inspection by the Sellers, and any attorney, accountant or other agent retained by the Seller or underwriter, all publicly available, non-confidential financial and other records, pertinent corporate documents and properties of the Borrower, and cause the Borrower's officers, directors and employees to supply all publicly available, non-confidential information reasonably requested by the seller, attorney, accountant or agent in connection with such Registration Statement; and

(h) provide to the Sellers copies of the Registration Statement and amendments thereto five business days prior to the filing thereof with the SEC. Holder’s failure to comment on any Registration Statement or other document provided to a Holder or its counsel shall not be construed to constitute approval thereof nor an acknowledgement of the accuracy thereof.

6.3. Provision of Documents. In connection with each registration described in this Section 6, each Seller will furnish to the Borrower in writing such information and representation letters with respect to itself and the proposed distribution by it as reasonably shall be necessary in order to assure compliance with federal and applicable state securities laws.

6.4. Non-Registration Events. The Borrower and the Holder agree that the Sellers will suffer damages if the Registration Statement is not declared effective by the SEC by the Effective Date, and any registration statement required under Section 6.1(i) or 6.1(ii) is not filed within 60 days after written request and declared effective by the SEC within 150 days after such request, and maintained in the manner and within the time periods contemplated by Section 6 hereof, and it would not be feasible to ascertain the extent of such damages with precision. Accordingly, if (A) any Registration Statement is not declared effective on or before the required Effective Date, (B) due to the action or inaction of the Borrower the Registration Statement is not declared effective within three (3) business days after receipt by the Borrower or its attorneys of a written or oral communication from the SEC that the Registration Statement will not be reviewed or that the SEC has no further comments, (C) if the registration statement described in Sections 6.1(i) or 6.1(ii) is not filed within 60 days after such written request, or is not declared effective within 150 days after such written request, or (D) any registration statement described in Sections 6.1(i), 6.1(ii) or 6.1(iv) is filed and declared effective but shall thereafter cease to be effective for a period of time which shall exceed seventy-five (75) days in the aggregate per year (defined as every rolling period of 365 consecutive days commencing on the Actual Effective Date (each such event referred to in clauses A through D of this Section 6.4 is referred to herein as a "Non-Registration Event"), then the Borrower shall deliver to the holder of Registrable Securities, as liquidated damages (“Liquidated Damages”), an amount equal to one percent (1%) for each thirty (30) days (or such lesser pro-rata amount for any period of less than thirty (30) days) of the principal amount of the outstanding Notes and purchase price of shares of Common Stock issued upon conversion of Notes and exercise of Warrants held by holders of Registrable Securities which are subject to such Non-Registration Event. The Borrower must pay the Liquidated Damages in cash. The Liquidated Damages must be paid within ten (10) days after the end of each thirty (30) day period or shorter part thereof for which Liquidated Damages are payable. In the event a Registration Statement is filed by the Filing Date but is withdrawn prior to being declared effective by the SEC, then such Registration Statement will be deemed to have not been filed and Liquidated Damages will be calculated accordingly. All oral or written comments received from the SEC relating to the Registration Statement must be satisfactorily responded to within twenty (20) days after receipt of comments from the SEC. Failure to timely respond to SEC comments is a Non-Registration Event for which Liquidated Damages shall accrue and be payable by the Borrower to the holders of Registrable Securities at the same rate and amounts set forth above calculated from the date the response was required to have been made.

6.5. Expenses. All expenses incurred by the Borrower in complying with Section 6 hereof, including, without limitation, all registration and filing fees, printing expenses (if required), fees and disbursements of counsel and independent public accountants for the Borrower, fees and expenses (including reasonable counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the Financial Regulatory Authority Inc., transfer taxes, and fees of transfer agents and registrars, are called “Registration Expenses.” All underwriting discounts and selling commissions applicable to the sale of Registrable Securities are called "Selling Expenses." The Borrower will pay all Registration Expenses in connection with each registration statement under Section 6. Selling Expenses in connection with each registration statement under Section 6 shall be borne by the Seller and may be apportioned among the Sellers in proportion to the number of shares sold by the Seller relative to the number of shares sold under such registration statement or as all Sellers thereunder may agree.

6.6. Indemnification and Contribution.

(a) In the event of a registration of any Registrable Securities under the 1933 Act pursuant to Section 6, the Borrower will, to the extent permitted by law, indemnify and hold harmless the Seller, each officer of the Seller, each director of the Seller, each underwriter of such Registrable Securities thereunder and each other person, if any, who controls such Seller or underwriter within the meaning of the 1933 Act, against any losses, claims, damages or liabilities, joint or several, to which the Seller, or such underwriter or controlling person may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Registrable Securities was registered under the 1933 Act pursuant to Section 6 hereof, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances when made, and will subject to the provisions of Section 6.6(c) reimburse the Seller, each such underwriter and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Borrower shall not be liable to the Seller to the extent that any such damages arise out of or are based upon an untrue statement or omission made in any preliminary prospectus if (i) the Seller failed to send or deliver a copy of the final prospectus delivered by the Borrower to the Seller with or prior to the delivery of written confirmation of the sale by the Seller to the person asserting the claim from which such damages arise, (ii) the final prospectus would have corrected such untrue statement or alleged untrue statement or such omission or alleged omission, or (iii) to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by any such Seller, or any such controlling person in writing specifically for use in such registration statement or prospectus.

(b) In the event of a registration of any of the Registrable Securities under the 1933 Act pursuant to this Section 6, each Seller severally but not jointly will, to the extent permitted by law, indemnify and hold harmless the Borrower, and each person, if any, who controls the Borrower within the meaning of the 1933 Act, each officer of the Borrower who signs the registration statement, each director of the Borrower, each underwriter and each person who controls any underwriter within the meaning of the 1933 Act, against all losses, claims, damages or liabilities, joint or several, to which the Borrower or such officer, director, underwriter or controlling person may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which such Registrable Securities were registered under the 1933 Act pursuant to this Section 6, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Borrower and each such officer, director, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, provided, however, that the Seller will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such Seller, as such, furnished in writing to the Borrower by such Seller specifically for use in such registration statement or prospectus, and provided, further, however, that the liability of the Seller hereunder shall be limited to the net proceeds actually received by the Seller from the sale of Registrable Securities pursuant to such registration statement.

(c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party other than under this Section 6.6(c) and shall only relieve it from any liability which it may have to such indemnified party under this Section 6.6(c), except and only if and to the extent the indemnifying party is prejudiced by such omission. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 6.6(c) for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected, provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified parties, as a group, shall have the right to select one separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred.

(d) In order to provide for just and equitable contribution in the event of joint liability under the 1933 Act in any case in which either (i) a Seller, or any controlling person of a Seller, makes a claim for indemnification pursuant to this Section 6.6 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 6.6 provides for indemnification in such case, or (ii) contribution under the 1933 Act may be required on the part of the Seller or controlling person of the Seller in circumstances for which indemnification is not provided under this Section 6.6; then, and in each such case, the Borrower and the Seller will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that the Seller is responsible only for the portion represented by the percentage that the public offering price of its securities offered by the registration statement bears to the public offering price of all securities offered by such registration statement, provided, however, that, in any such case, (y) the Seller will not be required to contribute any amount in excess of the public offering price of all such securities sold by it pursuant to such registration statement; and (z) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

6.7. Delivery of Unlegended Shares.

(a) Within four (4) business days (such fourth business day being the “Unlegended Shares Delivery Date”) after the business day on which the Borrower has received (i) a notice that shares of Common Stock held by Holder have been sold pursuant to the Registration Statement or Rule 144 under the 1933 Act, (ii) a representation that the prospectus delivery requirements, or the requirements of Rule 144, as applicable and if required, have been satisfied, and (iii) the original share certificates representing the shares of Common Stock that have been sold, and (iv) in the case of sales under Rule 144, customary representation letters of the Holder and/or Holder’s broker regarding compliance with the requirements of Rule 144, the Borrower at its expense, (y) shall deliver, and shall cause legal counsel selected by the Borrower to deliver to its transfer agent (with copies to Holder) an appropriate instruction and opinion of such counsel, directing the delivery of shares of Common Stock without any legends purporting to restrict transfers in compliance with the 1933 Act (the “Unlegended Shares”); and (z) cause the transmission of the certificates representing the Unlegended Shares together with a legended certificate representing the balance of the shares of Common Stock represented by such certificate, if any, to the Holder at the address specified in the notice of sale, via express courier, by electronic transfer or otherwise on or before the Unlegended Shares Delivery Date.

(b) In lieu of delivering physical certificates representing the Unlegended Shares, upon request of Holder, so long as the certificates therefor do not bear a legend and the Holder is not obligated to return such certificate for the placement of a legend thereon, the Borrower shall cause its transfer agent to electronically transmit the Unlegended Shares by crediting the account of Holder’s prime broker with the Depository Trust Company through its Deposit Withdrawal At Custodian system. Such delivery must be made on or before the Unlegended Shares Delivery Date.

(c) The Borrower understands that a delay in the delivery of the Unlegended Shares pursuant to this Section 6 later than two business days after the Unlegended Shares Delivery Date could result in economic loss to Holder. As compensation to Holder for such loss, the Borrower agrees to pay late payment fees (as liquidated damages and not as a penalty) to the Holder for late delivery of Unlegended Shares in the amount of $100 per business day after the Delivery Date for each $10,000 of purchase price of the Unlegended Shares subject to the delivery default. If during any 360 day period, the Borrower fails to deliver Unlegended Shares as required by this Section 6.7 for an aggregate of thirty (30) days, then the Holder or assignee holding securities subject to such default may, at its option, require the Borrower to redeem all or any portion of the shares of Common Stock subject to such default at a price per share equal to the greater of (i) 120%, or (ii) a fraction in which the numerator is the highest closing price of the Common Stock during the aforedescribed thirty day period and the denominator of which is the lowest conversion or exercise price during such thirty day period, multiplied by the aggregate conversion or exercise price relating to such shares of Common Stock (“Unlegended Redemption Amount”). The Borrower shall pay any payments incurred under this Section in immediately available funds upon demand.

(d) In the event Holder shall request delivery of Unlegended Shares as described in this Section 6.7 and the Borrower is required to deliver such Unlegended Shares pursuant to this Section 6.7, the Borrower may not refuse to deliver Unlegended Shares based on any claim that Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, or for any other reason, unless, an injunction or temporary restraining order from a court, on notice, restraining and or enjoining delivery of such Unlegended Shares shall have been sought and obtained by the Borrower or at the Borrower’s request or with the Borrower’s assistance, and the Borrower has posted a surety bond for the benefit of Holder in the amount of 120% of the amount of the aggregate purchase price of the shares Common Stock which are subject to the injunction or temporary restraining order, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder to the extent Holder obtains judgment in Holder’s favor.

ARTICLE VII

MISCELLANEOUS

7.1 Failure or Indulgence Not Waiver. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

7.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Borrower to: Tasker Products Corp., 21-00 Route 208, Fairlawn, NJ 07410, Attn: Stathis Kouninis, Chief Financial Officer, telecopier: (201) 796-0815, with a copy by telecopier only to: Sonnenschein Nath & Rosenthal LLP, 101 John F. Kennedy Parkway, 4th Floor, Short Hills, NJ 07078, Attn: Victor H. Boyajian, Esq., telecopier: (973) 912-7199, and (ii) if to the Holder, to the name, address and telecopy number set forth on the front page of this Note, with a copy by telecopier only to Wollmuth Maher & Deutsch LLP, 500 Fifth Avenue, Suite 1200, New York, New York 10110, telecopier number: (212) 382-0050.

7.3 Amendment Provision. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented. The Holder by acceptance hereof confirms such Holder’s agreement to the terms and conditions set forth herein.

7.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns; provided, however, that by acceptance of this Note, Holder agrees that it may not and will not assign any portion of this Note to any competitor of Borrower that is engaged in the manufacture, distribution or marketing of technology inhibiting pathogenic bacteria.

7.5 Cost of Collection. If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys' fees.

7.6 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Both parties and the individual signing this Note on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower’s obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court in favor of the Holder.

7.7 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

7.8. Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

7.9 Shareholder Status. The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of this Note. However, the Holder will have the rights of a shareholder of the Borrower with respect to the Shares of Common Stock to be received after delivery by the Holder of a Conversion Notice to the Borrower.

7.10 Remedies. This Note shall be deemed an unconditional obligation of Borrower for the payment of money and, without limitation to any other remedies available to Holder. This Note may be enforced against Borrower by summary proceeding pursuant to N.Y. Civil Procedure Law and rules Sect. 3213 or any similar rule or statute in the jurisdiction where enforcement is sought.

7.11 Non-Business Days. Whenever any payment to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due on the next succeeding business day and such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the ____ day of December, 2007.

TASKER PRODUCTS CORP.

By:
Name: Lanny R. Dacus
Title: CEO and President

NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)

The undersigned hereby elects to convert $_________ of the principal and $_________ of the interest due on the Note issued by Tasker Products Corp. on ____________, 2007 into Shares of Common Stock of Tasker Products Corp. (the "Borrower") according to the conditions set forth in such Note, as of the date written below.

Date of Conversion:____________________________________________________________________

Conversion Price:______________________________________________________________________

Shares To Be Delivered:_________________________________________________________________

Signature:____________________________________________________________________________

Print Name:__________________________________________________________________________

Address:_____________________________________________________________________________

____________________________________________________________________________

SCHEDULE A

Currently Outstanding Securities:

1.
Secured Convertible Promissory Notes issued between December 1, 2006 and May 1, 2007 for an aggregate principal amount of $572,383 (the “First Bridge Notes”) convertible into 7,894,943 shares of Common Stock

2.	Outstanding warrants to purchase up to 34,972,728 shares of Common Stock issued in connection with the First Bridge Notes

3.	Outstanding warrants to purchase 1,000,000 shares of Common Stock issued in connection with the Second Bridge Notes (Final share amount to be determined based on the pricing of the September new cash)

4.	Outstanding warrants to purchase 5,699,833 shares of Common Stock issued to Indigo, for Placement Agent fee in connection with various financing tranches

5.	Outstanding warrants to purchase 20,497,200 shares of Common Stock issued in connection with private placements prior to December 1, 2006

6.	Outstanding warrants to purchase 48,405,000 shares of Common Stock issued to employees, directors and consultants as compensation

7.	Outstanding warrants to purchase 50,000 shares of Common Stock issued to Dr. Mandell as part of the settlement in the Mandell-Boschetti litigation

8.	Outstanding stock options to purchase 19,300,232 shares of Common Stock issued to employees, directors and consultants as compensation

9.
Secured Convertible Promissory Notes issued in connection with the qualified financing (the “Qualified Financing”) on September 28, 2007 in the aggregate principal amount of $3,450,000 convertible into 31,363,636 shares of Common Stock

10.	Qualified Financing Warrants to purchase up to 32,343,515 shares of Common Stock

11.	Warrants to purchase 133,359 shares of Common Stock to be issued in connection with liquidated damages of the January 26, 2006 private placement

12.	133,359 shares of Common Stock to be issued in connection with liquidated damages of the January 26, 2006 private placement

13.	Notes convertible into up to 34,972,728 shares of Common Stock and warrants to purchase up to 4,196,727 shares of Common Stock issued in connection herewith

14.	Warrants to purchase 8,808,929 shares of Common Stock to be issued to Indigo, for Placement Agent fee in connection with various financing tranches

15.	Warrants to purchase 3,000,000 shares of Common Stock to be issued to Greenbridge as a fee in connection with the Greenbridge Line of Credit

16.	3,298,206 shares of Common Stock for possible conversion of the November 2002 promissory note in the amount of $593,034 of principal and interest

17.	Issuances made pursuant to a private offering whereby the offering is no less than $3,000,000

18.	Pursuant to the 2006 Stock Plan, 2,500,000 shares reserved for issuance upon the exercise of stock options to be granted in the future

19.	4,545,455 Shares of Common Stock to be issued upon conversion of 6% Notes and warrants to purchase 2,746,666 shares of common stock, issued in connection with the Qualified Financing

20.	Warrants to purchase 4,500,000 shares of Common Stock to be issued to employees, directors and consultants as compensation